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SPECTRANETICS BOARD ELECTS CHAIRMAN ACTING CHIEF EXECUTIVE
TO REPLACE CURRENT PRESIDENT

COLORADO SPRINGS, Colo., May 10, 2002 - The Board of Directors of The Spectranetics Corporation (NASDAQ: SPNC) today announced that it has appointed Emile Geisenheimer, its chairman of the Board, as acting chief executive officer to replace Joseph A. Largey, effective immediately. The Board has retained the executive search firm of Heidrick & Struggles to assist in recruiting a permanent chief executive officer. Paul C. Samek also has been removed as chief financial officer.

The terminations of Mr. Largey and Mr. Samek, among other things resulted from their disagreement with the Board’s policy of pursuing sustainable growth in profitability as a key driver of the value of the Company’s stock. The Board was convinced that Largey and Samek were not committed to controlling selling, general and administrative expenses and were under-investing in the Company’s product development efforts at a critical point. The Board effected the terminations only after it made considerable efforts to persuade Largey and Samek to endorse and implement these strategies.

“The Company requires new leadership that shares the Board’s strategy for sustainable growth in profitability,” said Mr. Geisenheimer. “We are committed to a smooth transition. We deeply appreciate the hard work and dedication of the many highly-skilled Spectranetics employees who have built a solid foundation for the Company and whom we expect will assist us in achieving an even greater level of success.

“Spectranetics will maintain the leading edge technology, superior products and outstanding customer service that are its hallmarks. In addition, we will aggressively seek to expand the applications for our excimer laser technology to address other important clinical problems,” Mr. Geisenheimer added. “We will be focused and disciplined in the execution of our business plan.”

The Board has appointed James A. Lent as a director of the Company to replace Marvin Woodall, who retired from the Board. Mr. Lent is a former director of Spectranetics and the former chairman and CEO of DePuy, Inc., a leading orthopedic supply company. Under his leadership, DePuy completed a successful initial public offering and was subsequently sold to Johnson & Johnson, where he then served as a group chairman.

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Mr. Geisenheimer became a director of Spectranetics in 1990 and chairman of the Board in 1996. Mr. Geisenheimer led the final series of venture capital financing of the Company; chaired the Board committee that led to the Company’s successful initial public offering; and chaired the Board committee that negotiated the merger of Spectranetics and Advanced Interventional Systems, Inc. in 1994. Mr. Geisenheimer is presently the chief executive of Madison Investment Partners, Inc., a private equity investment firm.

In addition to Mr. Geisenheimer, Mr. Largey and Mr. Lent, the other directors of Spectranetics are:

•	Cornelius Bond, Jr., a director since 1994, a retired general partner of New Enterprise Associates and a former director of Advanced Interventional Systems, Inc.;

•	R. John Fletcher, who became a director in 2002 and is president of Fletcher Spaght, Inc., a strategy consulting organization specializing in health care;

•	Joseph M. Ruggio, M.D., a director since 1997, a practicing interventional cardiologist and president and CEO of Pacific Cardiovascular Associates Medical Group, Inc.;

•	John G. Schulte, a director since 1996 and president and CEO of Consensus Pharmaceuticals with more than 25 years’ experience running medical device companies.

Spectranetics is a medical device Company that develops, manufactures and markets a proprietary excimer laser system and related accessory products for use in minimally invasive surgical procedures within the cardiovascular system. The Company’s CVX-300® excimer laser is the only system approved by the Food and Drug Administration (FDA) for multiple cardiovascular procedures, including coronary atherectomy and the removal of problematic pacemaker and defibrillator leads. The Company is currently conducting two investigational trials designed to obtain FDA approval to market products in the United States for additional applications. The LACI (Laser Angioplasty for Critical Ischemia) trial tests laser atherectomy to improve circulation to the lower leg. The PELA (Peripheral Excimer Laser Angioplasty) trial deals with blockages in arteries in the upper leg. Nearly all of the Company’s FDA-approved and investigational applications have received Communautés Européennes (CE) mark registration for marketing within Europe. Spectranetics received regulatory approval from the Japanese Ministry of Health and Welfare to market its laser and various sizes of its Extreme® and Vitesse® C coronary catheters in Japan in October of 2001, and is currently pursuing reimbursement approval there.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include increasing price and product competition, increased pressure on expense levels resulting from expanded marketing and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, the potential size of market opportunities associated with new products, market acceptance of

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new products or applications, and product defects. For a further list and description of such risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise. Spectranetics and CVX-300 are registered trademarks of The Spectranetics Corporation.

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Additional Information: The Company has previously mailed its Proxy Statement to stockholders of record for its 2002 Annual Meeting. Additional copies of the proxy materials may be obtained from Mackenzie Partners, Inc., the proxy solicitor for the Company, by telephone at 800-322-2885 or by email at proxy@mackenziepartners.com. Copies may also be obtained from the SEC by accessing the files for the Company at the SEC Web site at www.sec.gov or by writing to the Company at 96 Talamine Court, Colorado Springs, CO 80907, Attention: acting chief executive officer. The participants in this solicitation on behalf of the Company are: Messrs. Geisenheimer, Bond, Fletcher, Ruggio and Schulte. Collectively these individuals beneficially own 850,853 shares or approximately 3.6% of the outstanding shares, including options for shares exercisable within 60 days. Such information and additional information on these individuals is more fully described in the proxy statement. Other persons may also become participants. The actions taken by the Board were unanimous; Mr. Largey did not attend the meeting. The Board has agreed that no stock options will be granted to non-employee directors until and unless a plan is submitted to, and approved by, stockholders of the Company. Mr. Geisenheimer will serve as acting CEO for no additional compensation.